Exhibit 16.1

January 22, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Particle Drilling Technologies, Inc. included under Item 4.01 of its Form 8-K Current Report dated January 22, 2009 which we understand will be filed with the Securities and Exchange Commission.    We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ UHY LLP